As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LOOKSMART, LTD.

(Exact name of registrant as specified in its charter)

Delaware	133904355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

625 Second Street

San Francisco, CA 94107

(415) 348-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Erik Riegler, Esq.

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

(415) 348-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value, of the Registrant	335,031	$2.155	$721,992	$84.98

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Computed in accordance with Rules 457(c) under the Securities Act of 1933 (the “Securities Act”), solely for the purpose of calculating the registration fee, and based on the average of the high and the low prices of the common stock of the Registrant as reported on December 13, 2004 on the Nasdaq National Market System.

(3)	Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of The Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 16, 2004

PROSPECTUS

LOOKSMART, LTD.

335,031 Shares

Common Stock

This prospectus relates to 335,031 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus. The selling stockholder is Furl, LLC, which acquired 335,031 shares of our common stock in connection with our purchase of assets of Furl, LLC.

This offering is not being underwritten. The selling stockholder may offer the shares through public or private transactions at the market price for our common stock at the time of the sale, a price related to the market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See “Plan of Distribution” beginning on page 10.

All of the net proceeds from the sale of these shares of common stock will go to the selling stockholder. We will not receive any proceeds from sales of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is quoted on the Nasdaq National Market under the symbol “LOOK” and Chess Depositary Interests, or CDIs, each of which is exchangeable for one share of common stock, are traded on the Australian Stock Exchange under the symbol “LOK”. On December 13, 2004, the last reported sale price on the Nasdaq National Market for our common stock was $2.18 per share.

You should read this prospectus carefully before you invest.

Investing in our common stock involves substantial risks. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2004.

LOOKSMART, LTD.

SUMMARY

LookSmart is a leading provider of Internet search solutions for portals, Internet service providers and media companies, as well as a leading provider of marketing products for advertisers who want to be included in relevant search results. In this prospectus, the terms “LookSmart,” “company,” “we,” “us” and “our” refer to LookSmart, Ltd. and its subsidiaries. We are incorporated in the State of Delaware. Our principal executive offices are located at 625 Second Street, San Francisco, California 94107 and our telephone number is (415) 348-7000.

This prospectus relates to 335,031 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus. The selling stockholder is Furl, LLC, which acquired 335,031 shares of our common stock in connection with our purchase of assets of Furl, LLC. The stockholder is identified in the section headed “Selling Stockholders.” We will not receive any of the proceeds for the resale of these shares.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision regarding our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We may be unable to achieve operating profitability in the foreseeable future, and if we achieve operating profitability, we may be unable to maintain it, which could result in a decline in our stock price

Microsoft accounted for approximately 64% of our listings revenues and all of our licensing revenue in 2003. The loss of substantially all of our Microsoft revenues in the first half of 2004 materially and adversely affected our financial results. We had a net loss of $8.3 million in the first nine months of 2004 and as of September 30, 2004, our accumulated deficit was $184.7 million. We may be unable to achieve operating profitability in the foreseeable future and, if we regain operating profitability, we may be unable to maintain it.

Our ability to achieve and maintain operating profitability in future quarters will depend largely on our ability to generate additional revenues and contain our expenses. In order to generate additional revenues, we will need to expand our network of distribution partners, expand our proprietary traffic sources, and expand our advertiser base. We may be unable to do so because of increased competition from other search services, because of the other risks identified in this report, or for unforeseen reasons. Also, we may be unable to contain our costs due to the need to make revenue sharing payments to our distribution partners, to invest in product development and search technologies, and enhance our search services. Because of the foregoing factors, and others outlined in this report, we may be unable to achieve and maintain operating profitability in the future.

We rely primarily on our network of distribution partners to generate paid clicks; if we were unable to maintain or expand this network, our ability to generate revenues would be seriously harmed

Our revenues are generated by paid clicks, which depends on the volume of search traffic on our distribution network. We have in the past, and may in the future, be unable to maintain key partners in our distribution network. In the fourth quarter of 2003 and first quarter of 2004, we lost distribution relationships with Microsoft’s MSN, Yahoo’s Inktomi and About.com’s Sprinks. As a result of the loss of these partners, our volume of clicks is likely to decline significantly in 2004 compared to 2003.

Our five largest network partners accounted for approximately 48% of our revenues in the first nine months of 2004. If any of our key distribution contracts expire or terminate, we would need to find alternative sources of click traffic or otherwise replace the lost paid clicks. Although alternate sources of click traffic are currently available in the market, the search market is consolidating and there is fierce competition among search providers to sign agreements with traffic providers. Some of our competitors are able to offer higher revenue share payments to traffic sources than we offer. We face the risk that we might be unable to negotiate and sign agreements with such providers on favorable terms, if at all. If we are unsuccessful in maintaining and expanding our distribution network, then our ability to generate revenues would be seriously harmed.

Our financial results are highly concentrated in the listings business; if we were unable to grow listings revenues and find alternative sources of revenue, then our financial results would suffer

Listings accounted for 99% of our revenues in the first nine months of 2004 and will likely account for substantially all of our revenues in 2004. Our success will depend upon the extent to which advertisers choose to use and partners choose to distribute our listings products. Some of our products will require both modification of existing software and systems and the creation or acquisition of new software and systems. We may lack the managerial, editorial and technical resources necessary to expand our product offerings in a timely manner. Even if we expand our product offerings, customers and partners may not adopt our products at projected rates. For these and other reasons, these initiatives may not generate sufficient revenues to reach our profitability goals. If we are unable to generate significant additional revenues from our listings business or significantly reduce our operating costs, our results of operations and financial condition will suffer.

Our quarterly revenues and operating results may fluctuate for many reasons, each of which may negatively affect our stock price

Our revenues and operating results will likely fluctuate significantly from quarter to quarter as a result of a variety of factors, including:

•	changes in our distribution network, particularly the gain or loss of key distribution partners, or changes in the implementation of search results on partner web sites,

•	changes in the number of advertisers who purchase our listings, or the amount of spending per customer,

•	the revenue-per-click we receive from advertisers, or other factors that affect the demand for, and prevailing prices of, Internet advertising and marketing services,

•	systems downtime on our web site or the web sites of our distribution partners, or

•	the effect of variable accounting for stock options, which requires that we book an operating expense in connection with some of our outstanding stock options at the end of each quarter, depending on the closing price of our common stock on the last trading day of the quarter and the number of stock options subject to variable accounting.

Due to the above factors, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely on past financial results as an indicator of our future performance. If our financial results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed.

We have largely completed documenting our internal controls and are completing our internal control testing. We have discovered, and may in the future discover, gaps and deficiencies in our internal controls over financial reporting, including our controls over revenue accounting, accounts payable, billing and reporting, and financial analysis of business results. We have implemented controls to address some of these gaps and deficiencies and are in the process of remediating the remaining gaps and deficiencies that we have identified. We are subject to the risk that we may not identify all the gaps and deficiencies in our internal financial controls in a timely manner and, as a result, may report a material weakness in our future periodic reports. Further, our remediation efforts may not be sufficient to cure the gaps and deficiencies we have identified. Any failure to identify areas that require remediation, or any failure to implement required new or improved controls, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Any failure in the performance of our operating systems could harm our business and reputation, which could materially adversely affect our revenues

Any system failure that interrupts our search service, whether caused by computer viruses, software failure, power interruptions, unauthorized intruders and hackers, or other causes, could harm our financial results. For example, our system for tracking paid clicks is dependent upon certain key personnel and software. If we lose such personnel or experience a failure of software, we may be unable to track paid clicks and invoice our customers, which would materially and adversely affect our financial results and business reputation.

The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or could render us unable to provide some services. Our California facilities exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. We do not have back-up sites for our main customer operations center and editorial department, which are located at our San Francisco, California office. An interruption in our ability to serve search results, track paid clicks, and provide customer support would materially and adversely affect our financial results.

If we fail to detect click fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer.

We are exposed to the risk of fraudulent clicks on our listings. We have occasionally reduced invoices or refunded revenue to our customers due to click-through fraud, and we expect to do so in the future. Click-through fraud occurs when a person or robot software clicks on a listing for some reason other than to view the underlying content. If we are unable to stop this fraudulent activity, these refunds may increase. If we find new evidence of past fraudulent clicks we may have to issue refunds retroactively of amounts previously paid by our advertisers, yet we may still have to pay revenue share to our network partners. This would negatively affect our profitability, and these types of fraudulent activities could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our listings because the fraudulent clicks will not lead to actual sales for the advertisers. This could lead the advertisers to become dissatisfied with our listings, which could lead to loss of advertisers and revenue.

If we account for employee stock options using the fair value method, it could significantly reduce our net income

There has been ongoing public debate whether stock options granted to employees should be treated as a compensation expense and, if so, how to properly value such charges. On March 31, 2004, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, Share-Based Payment: an amendment of FASB Statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees beginning after June 15, 2005 and subsequent reporting periods. Currently, we do not recognize compensation expense for stock options, other than amortization of deferred compensation related to options assumed in purchase business combinations and options accounted for under the variable method. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have on-going accounting charges significantly greater than those we have recorded under our current method of accounting for stock options.

We may face liability for claims related to our listings business, and these claims may be costly to resolve

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. These claims might, for example, be made for trademark, copyright or patent infringement, defamation, negligence, personal injury, breach of contract, unfair advertising, unfair competition, invasion of privacy or other claims. Allegations are made against us from time to time concerning these types of matters, and we have been subject to two purported class action lawsuits in connection with our listings services. Our technologies may not be able to withstand any third-party claims or rights against their use. In addition, we are obligated under some agreements to indemnify our partners in the event that they are subject to claims that our services infringe on the rights of others.

Litigating these claims could consume significant amounts of time and money, divert management’s attention and resources, cause delays in integrating acquired technology or releasing new products, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Our insurance may not adequately cover claims of this type, if at all. If a court were to determine that some aspect of our search services or listings infringed upon or violated the rights of others, we could be prevented from offering some or all of our services, which would negatively impact our revenues and business. There can be no assurance that our services will not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

We face growing competitive pressures in the search marketing industry, which could materially and adversely affect our financial results

We compete in the relatively new and rapidly evolving paid listings industry, which presents many uncertainties that could require us to further refine our business model. Our success will depend on many factors, including our ability to:

•	profitably establish and expand our listings product offerings,

•	compete with our competitors, some of which have greater capital or technical resources than we do,

•	expand and maintain our network of distribution relationships, thereby increasing the volume of clicks to our listings product, and

•	attract and retain a large number of advertisers from a variety of industries.

We compete with companies that provide paid placement products, paid inclusion products, and other forms of search marketing, including AOL Time Warner, Ask Jeeves, FindWhat, Google (and its AdWords and Sprinks services), Microsoft’s MSN, and Yahoo (and its Overture service). In the paid inclusion field, we compete for advertisers on the basis of the relevance of our search results, the price per click charged to advertisers, the volume of clicks that we can deliver to advertisers, tracking and reporting of campaign results, customer service and other factors. Some of our competitors have larger distribution networks and proprietary traffic bases, longer operating histories and greater brand recognition than we have.

The search industry has recently experienced rapid consolidation, particularly with the acquisitions of companies offering algorithmic search indices and paid inclusion programs. In March 2003, Yahoo acquired Inktomi, which offers a paid inclusion program for its algorithmic search index. In April 2003, Overture Services acquired AltaVista and the web search unit of FAST Search & Transfer, each of which also offers a paid inclusion program and algorithmic search indices. In October 2003, Yahoo acquired Overture Services and Google announced its acquisition of Sprinks from About.com. Industry consolidation may result in larger competitors with a greater focus on algorithmic search, sponsored listings or paid inclusion products. If these industry trends continue, or if we are unable to compete in the sponsored listings and paid inclusion industries, our financial results may suffer.

We may experience downward pressure on our revenue per click, which could have a material and adverse effect on our financial results

We have experienced, and may in the future experience, downward pressure on advertising prices in the industry due to cost-cutting efforts by businesses and the increasing amount of advertising inventory becoming available on the Internet. We compete with other web search services, online publishers and high-traffic web sites, as well as traditional media such as television, radio and print, for a share of our customers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to search marketing. Acceptance of search marketing among advertisers will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If our average revenue per click falls in the future, our financial results may suffer.

Our stock price is extremely volatile, and such volatility may hinder investors’ ability to resell their shares for a profit

The stock market has experienced significant price and volume fluctuations in recent years, and the stock prices of Internet companies have been extremely volatile. Because of our limited operating history and the changes necessary in light of the reduction of the Microsoft distribution, it is extremely difficult to evaluate our business and prospects. You should evaluate our business in light of the risks, uncertainties, expenses, delays and difficulties associated with managing and growing a relatively new business, many of which are beyond our control. Our stock price may decline, and you may not be able to sell your shares for a profit, as a result of a number of factors including:

•	changes in the market valuations of Internet companies in general and comparable companies in particular,

•	quarterly fluctuations in our operating results,

•	the termination or expiration of our distribution agreements,

•	our potential failure to meet our forecasts or analyst expectations on a quarterly basis,

•	changes in ratings or financial estimates by analysts or the inclusion/removal of our stock from certain stock market indices used to drive investment choices,

•	announcements of new partnerships, technological innovations, acquisitions or products or services by us or our competitors,

•	the sales of substantial amounts of our common stock in the public market by participants in our pre-IPO equity financings or by owners of businesses we have acquired, or the perception that such sales could occur,

•	the exchange by CDI holders of CDIs for shares of common stock and resale of such shares in the Nasdaq National Market (as of November 1, 2004, the CDIs registered for trading on the Australian Stock Exchange were exchangeable into an aggregate of approximately 14.1 million shares of common stock), or

•	conditions or trends in the Internet that suggest a decline in rates of growth of advertising-based Internet companies.

In the past, securities class action litigation has often been instituted after periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs and the diversion of management’s attention and resources, regardless of the merits or outcome of the case.

We may need additional capital in the future to support our operations and, if such additional financing is not available to us, our liquidity and results of operations will be materially and adversely impacted

Although we believe that our working capital will provide adequate liquidity to fund our operations and meet our other cash requirements for the foreseeable future, unanticipated developments in the short term, such as the entry into agreements which require large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We may seek to raise additional capital through public or private debt or equity financings in order to:

•	fund our operations and capital expenditures,

•	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies,

•	develop and upgrade our technology infrastructure,

•	develop new product and service offerings,

•	take advantage of favorable conditions in capital markets, or

•	respond to competitive pressures.

The capital markets, and in particular the public equity market for Internet companies, have historically been volatile. It is difficult to predict when, if at all, it will be possible for Internet companies to raise capital through these markets. We cannot assure you that the additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

We face capacity constraints on our software and infrastructure systems that may be costly and time-consuming to resolve

We use proprietary and licensed software to crawl the web and index web pages, create and edit listings, compile and distribute our search results, track paid clicks, and detect click fraud. Any of these software systems may contain undetected errors, defects or bugs or may fail to operate with other software applications. The following developments may strain our capacity and result in technical difficulties with our web site or the web sites of our distribution partners:

•	customization of our search results for distribution to particular partners,

•	substantial increases in the number of search queries to our database,

•	substantial increases in the number of listings in our search databases, or

•	the addition of new products, features or changes in our directory structure.

If we fail to address these issues in a timely manner, we may lose the confidence of advertisers and partners, our revenues may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and infrastructure systems. If we fail to accomplish these tasks in a timely manner, our business will likely suffer.

Our business depends on Internet service providers, and any failure or system downtime experienced by these companies could materially and adversely affect our revenues

Our users, partners and customers depend on ISPs, online service providers and other third parties for access to the LookSmart search results. These service providers have experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our financial results.

We have an agreement with Savvis Communications, Inc. to house equipment for web serving and networking and to provide network connectivity services. We also have an agreement with AboveNet Communications, Inc. to provide network connectivity services. We do not presently maintain fully redundant click tracking, customer account and web serving systems at separate locations. Accordingly, our operations depend on Savvis and AboveNet to protect the systems in their data centers from system failures, earthquake, fire, power loss, water damage, telecommunications failure, hackers, vandalism and similar events. Neither Savvis nor AboveNet guarantees that our Internet access will be uninterrupted, error-free or secure. We have not developed a disaster recovery plan to respond in the event of a catastrophic loss of our primary systems. Although we maintain property insurance and business interruption insurance, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases or we are unable to maintain sufficient insurance to mitigate the risks, our operating results may be diminished

We purchase insurance to cover potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get or may not be able to acquire any insurance for certain types of business risk. This could leave us exposed to potential claims or unexpected events. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of insurance increases, our operating results will be negatively affected.

Our success depends on our ability to attract and retain key personnel; if we were unable to continue to attract and retain key personnel in the future, our business could be materially and adversely impacted

Our success depends on our ability to identify, attract, retain and motivate highly skilled search development, technical, sales, and management personnel. The loss of the services of any of our key employees could adversely affect our business. We cannot assure you that we will be able to retain our key employees or that we can identify, attract and retain highly skilled personnel in the future.

Our acquisition of businesses and technologies may be costly and time-consuming; acquisitions will likely also dilute our existing stockholders

Although we currently have no plans, proposals or agreements to make acquisitions, if we are presented with appropriate opportunities, we intend to make acquisitions of, or significant investments in, complementary companies or technologies to increase our technological capabilities and expand our service offerings. Acquisitions may divert the attention of management from the day-to-day operations of LookSmart. It may be difficult to retain key management and technical personnel of the acquired company during the transition period following an acquisition. Acquisitions or other strategic transactions may also result in dilution to our existing stockholders if we issue additional equity securities and may increase our debt. We may also be required to amortize significant amounts of intangible assets or record impairment of goodwill in connection with future acquisitions, which would adversely affect our operating results.

We have acquired businesses and technologies in recent years, including the acquisition of certain assets from BioNet Systems, LLC in the second quarter of 2004 and from Furl.net in the third quarter of 2004. Integration of acquired companies and technologies into LookSmart is likely to be expensive, time-consuming and strain our managerial resources. We may not be successful in integrating any acquired businesses or technologies and these transactions may not achieve anticipated business benefits. We intend to license to end users certain software we acquired from BioNet Systems, LLC, but we may lack the managerial and technical resources necessary to implement a software licensing business model in a timely manner. Unlicensed copying and use of such software in the United Sates and abroad will represent a loss of revenue to us. Furthermore, end users may not license our products at projected rates.

If we become subject to employment claims, we could incur liability for damages and incur substantial costs in defending ourselves

Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We may also be sued in connection with our restructuring and workforce reductions by employees claiming wrongful termination or similar causes of action. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could also divert the attention of our management away from our operations.

We may incur unforeseen expenses and liabilities in connection with the dissolution of BT LookSmart and closure of our international offices

In the fourth quarter of 2002, we and BT agreed to close our joint venture, BT LookSmart. We are still in the process of dissolving the joint venture and our other international offices. In January 2004, we sold our Australian business to Sensis, a subsidiary of Telstra. In March 2004, we sold our Japanese business to ValueCommerce Co. Ltd. Withdrawal from foreign markets and closure or dissolution of foreign offices may be more time-consuming and costly than we anticipated, and we may incur costs in excess of the amounts we forecasted in connection with these activities.

We may be unable to collect invoiced amounts from some of our customers, which could materially and adversely impact our business

We derive a portion of our revenues from the sale of listings to companies that represent credit risks. Some of our customers have gone out of business, have limited operating histories or are operating at a loss. Moreover, many of these companies have limited cash reserves and limited access to additional capital. We have in some cases experienced difficulties collecting outstanding accounts receivable. Our allowance for doubtful accounts receivable as of September 30, 2004 was $1.2 million, or 20% of our gross accounts receivable. We may continue to have these difficulties in the future, and if a significant part of our customer base experiences financial difficulties or is unable or unwilling to pay our search marketing fees for any reason, our business will suffer.

New litigation or regulation of search engines may adversely affect the commercial use of our search service and our financial results

New laws and regulations applicable to the search engine industry may limit the delivery, appearance and content of our advertising. If such laws are enacted, or if existing laws are interpreted to limit our ability to place advertisements for certain kinds of advertisers, it could and have a material and adverse effect on our financial results. For example, in 2002, the Federal Trade Commission, in response to a petition from a private organization, reviewed the way in which search engines disclose paid placement or paid inclusion practices to Internet users and issued guidance on what disclosures are necessary to avoid misleading users about the possible effects of paid placement or paid inclusion listings on the search results. In 2003, the Justice Department issued statements indicating its belief that displaying advertisements for online gambling might be construed as aiding and abetting an illegal activity under federal law. If any government agency were to require changes in the labeling, delivery or content of our listings, or if we are subject to civil penalties or injunctions regarding these issues, it may reduce the desirability of our services or the types of advertisements that we can run, and our business could be materially and adversely harmed.

Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information which could decrease our advertising revenues or increase our costs

Internet user privacy has become an issue both in the United States and abroad. The United States Congress is considering new legislation to regulate Internet privacy, and the Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet users may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court judgments, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

Our search engine places information, known as cookies, on a user’s hard drive, generally without the user’s knowledge or consent. This technology enables web site operators to target specific users with a particular advertisement and to limit the number of times a user is shown a particular advertisement. Although some Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives, many consumers are not aware of this option or are not knowledgeable enough to use this option. Some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors, which could result in a decline in our revenues.

We and some of our partners or advertisers retain information about our users. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our partners or advertisers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our search service and our financial results

Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New or revised state tax regulations may subject us or our advertisers to additional state sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Provisions of Delaware corporate law and provisions of our charter and bylaws may discourage a takeover attempt

Our charter and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws provide for a classified board of directors. These provisions, along with Section 203 of the Delaware General Corporation Law, prohibiting certain business combinations with an interested stockholder, could discourage potential acquisition proposals and could delay or prevent a change of control.

FORWARD LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “may,” “will” and similar expressions to identify forward-looking statements. All forward looking statements, including but not limited to, projections or estimates concerning our business, including demand for our products and services, mix of revenue streams, ability to control and/or reduce operating expenses, anticipated cost of revenues, expenses and operating results, cost savings, product development efforts, general outlook of our business and industry, opportunities abroad, competitive position, stock compensation and ability to fund our operations and meet our other cash requirements, are inherently uncertain as they are based on our expectations and assumptions concerning future events. These forward-looking statements are subject to numerous known and unknown risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including our ability to maintain net profitability in future quarters, our ability to expand our network of distribution partners, the success of our listings business and all other risks described above in the section entitled “Risk Factors” and in the documents incorporated by reference into this prospectus. You should always refer to our most recently filed 10-K, 10-Q or other SEC report for the applicable risk factors at the time of a particular purchase and sale of our shares. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering for resale a total of up to 335,031 shares of common stock held by the selling stockholder. The selling stockholder is Furl, LLC, which acquired 335,031 shares of our common stock in connection with our purchase of assets of Furl, LLC. In addition, the selling stockholder may donate or transfer as a gift some or all of its LookSmart shares, or may transfer its shares for no additional consideration to its affiliates, partners or other beneficial owners, subject to compliance with all applicable securities laws. The table below sets forth, to the Company’s knowledge, the following information regarding the selling stockholder as of December 15, 2004:

•	The name of the selling stockholder;

•	The number of shares of our common stock owned by the selling stockholder on the date of this prospectus prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is a part;

•	The number of shares of our common stock that may be offered for resale by the selling stockholder pursuant to this prospectus;

•	The number of shares of our common stock to be held by the selling stockholder after the resale of the offered shares; and

•	The percent of ownership of our common stock of each selling stockholder, if such percentage exceeds one percent of our total outstanding common stock.

Name of Beneficial Owner	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
	Number of Shares		Shares to be Sold	Number of Shares(1)	Percent of Class
Furl, LLC	335,031	(2)	335,031	201,018	*
Michael Giles (3)	335,031	(2)	335,031	201,018	*

(1)	Assumes that all the shares of common stock that may be offered hereunder are sold and the selling stockholders acquire no additional shares of our common stock before the completion of this offering.

(2)	Does not include 201,018 shares of common stock which were issued at the closing of the asset purchase and which are held in escrow pursuant to certain representations, warranties and covenants in the asset purchase agreement.

(3)	Mr. Giles is the sole owner of Furl, LLC and a current employee of the Company. Accordingly, he is the beneficial owner of shares held by Furl, LLC and his stock holdings are included here for completeness’ sake. Mr. Giles is deemed to be the beneficial owner of all shares that could be acquired upon exercise of stock options within 60 days of the date of this table.

*	Less than one percent.

The information regarding the selling stockholder may change from time to time. If required, we will describe these changes in one or more prospects supplements.

PLAN OF DISTRIBUTION

The selling stockholder may use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholder that the prospectus is not available at that particular time. The selling stockholder will determine if, when and how it will sell the shares it owns. Any sales may occur in one or more of the following types of transactions (including block transactions):

•	transactions on the Nasdaq National Market or any other organized market or quotation system where the shares may be traded,

•	privately negotiated transactions between a selling stockholder and a purchaser, or

•	transactions effected with or through a broker-dealer acting as either agent or principal.

These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholder and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholder and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC’s public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549). You can also obtain copies of these materials from the SEC’s public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. The SEC also maintains a web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information about companies that file these reports electronically with the SEC. Our SEC filings are also available on our website at http://www.looksmart.net.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003, excluding the Consolidated Financial Statements and Footnotes, which are superseded by those filed in our Current Report on Form 8-K dated December 16, 2004;

2.	Our Quarterly Reports on Form 10-Q for the first, second and third quarters of 2004;

3.	The description of our common stock contained in our registration statement on Form 8-A, filed on June 14, 1999;

4.	The Current Reports on Form 8-K filed on October 18, 2004 (appointment of Chief Executive Officer), October 22, 2004 (forms of stock option agreements), October 28, 2004 (third quarter financial results), November 2, 2004 (appointment of director), December 14, 2004 (Senior Vice President, Sales), and December 16, 2004 (Consolidated financial statements and footnotes for year ended December 31, 2003).

5.	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our common stock.

We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Legal Department

LookSmart, Ltd.

625 Second Street

San Francisco, California 94107

(415) 348-7000

You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation., Palo Alto, California.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K of LookSmart, Ltd., filed on December 16, 2004, and the consolidated financial statement schedule incorporated in the Prospectus by reference to the Annual Report on Form 10-K of Looksmart, Ltd. for the year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No person has been authorized in connection with any offering made under this prospectus to give any information or to make any representations other than those contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to the date as of which the information is given. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered under this prospectus to anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

LookSmart, Ltd.

335,031 Shares

Common Stock

PROSPECTUS

December     , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

Filing Fees—SEC Registration Fee	$91
Printing Expenses	$500
Legal Fees and Expenses	$3,000
Accounting Fees and Expenses	$3,000

Total	$6,591

Item 15.	Indemnification Of Officers And Directors

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware Law. The Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The indemnification provisions and the indemnification agreement entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16.	Exhibits

Please see the exhibit index following the signature page of this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that LookSmart, Ltd. meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 16, 2004.

LOOKSMART, LTD.

By:	/s/ DAVID B. HILLS
David B. Hills
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Erik Riegler and Bill Lonergan as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID B. HILLS David B. Hills	Chief Executive Officer (Principal Executive Officer) and Director	December 16, 2004

/s/ WILLIAM B. LONERGAN William B. Lonergan	Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2004

/s/ TERESA DIAL Teresa Dial	Chairman of the Board	December 16, 2004

Anthony Castagna	Director	December 16, 2004

/s/ TRACEY ELLERY Tracey Ellery	Director	December 16, 2004

/s/ MARK SANDERS Mark Sanders	Director	December 16, 2004

/s/ EVAN THORNLEY Evan Thornley	Director	December 16, 2004

/s/ EDWARD WEST Edward West	Director	December 16, 2004

Gary Wetsel	Director	December 16, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company(1)

4.2	Amended and Restated Bylaws of the Company(2)

4.3	Form of Common Stock Certificate(3)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of the securities registered hereby

23.1	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1	Power of Attorney (contained on signature page of this document)

(1)	Incorporated by reference to our registration statement on Form S-1 (Reg. No. 333-80581), Exhibit 3.2, as amended and as declared effective by the Securities and Exchange Commission on August 19, 1999.

(2)	Incorporated by reference to our quarterly report on Form 10-Q, Exhibit 3, filed with the Securities and Exchange Commission on August 14, 2000.

(3)	Incorporated by reference to our on registration statement on Form S-1 (Reg. No. 333-80581), Exhibit 4.1, as amended and as declared effective by the Securities and Exchange Commission on August 19, 1999.